CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A of Fidelity California Municipal
Trust: Spartan California Intermediate Municipal Income Fund, Spartan California Municipal Income Fund, Fidelity California Insured Municipal Income Fund, and Fidelity California Municipal Income Fund (together the "Funds"), of our reports dated April 2, 1997, on the financial statements and financial highlights included in the February 28, 1997 Annual Reports to Shareholders of the Funds.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/PRICE WATERHOUSE LLP
 PRICE WATERHOUSE LLP
Boston, Massachusetts
April 14, 1997